Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor/Media Contact: Eric Lindblom - 336-436-6739
Shareholder Direct: 800-LAB-0401
Company Information: www.labcorp.com

LABCORP® ANNOUNCES THE AVAILABILITY OF AFFYMETRIX-BASED
WHOLE GENOME MICROARRAYS

Burlington, NC, January 22, 2008 – Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) is pleased to announce the availability of an ultra high-density microarray, Affymetrix based technology (Whole-Genome Sampling Analysis). The offering continues the numerous recent advances in LabCorp’s clinical genetics laboratory diagnostics. In 2005, LabCorp first offered the comparative genomic hybridization (CGH) based microarray diagnostics which focused on mental retardation and developmental delay. This targeted testing underscored the need for higher density whole genome coverage. The Affymetrix-based technology provides analysis of DNA copy number changes – identifying deletions, gene amplifications and loss of heterozygosity (LOH).

“This new testing will offer unparalleled resolution for the detection of the etiology of mental retardation, developmental delay, autism and other clinically significant changes and underscores LabCorp’s commitment to providing physicians and patients the highest quality services to meet their clinical needs,” said Myla Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.